Exhibit 10.12

Step 4.A.3.1

SALE AND PURCHASE AGREEMENT

between

PLAYA HOTELS & RESORTS, S.L.

as the Seller

and

PLAYA HOTELS & RESORTS B.V.

as the Purchaser

and

PLAYA RESORTS HOLDING B.V.

as the Company

August 9, 2013

SALE AND PURCHASE AGREEMENT

THE UNDERSIGNED:

1.	Playa Hotels & Resorts S.L., a company incorporated under the laws of Spain, having its registered office at Calle Julian Camarillo 19-21, Madrid, registered at Registro Mercantil, Madrid, Spain, under number M-401672 (the “Seller”);

and

2.	Playa Hotels & Resorts B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number 57593590) (the “Purchaser”);

and

3.	Playa Resorts Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1097 JB Amsterdam, the Netherlands, Prins Bernhardplein 200, trade register number 34245708) (the “Company”).

The parties mentioned under 1. to 3. above, hereinafter jointly referred to as the “Parties”, and each as a “Party”.

WHEREAS:

A.	The Seller wishes to sell the Playa Resorts Shares to the Purchaser.

B.	The Purchaser wishes to purchase the Playa Resorts Shares from the Seller.

C.	The Purchase Price for the Playa Resorts Shares consists of the Consideration Receivable and the Cash Consideration.

D.	The Purchaser shall discharge (i) the Cash Consideration by a cash payment to the Seller and (ii) the Consideration Receivable by issuing the Playa Netherlands Shares to the Seller and setting off the issue price for such shares against the Consideration Receivable.

E.	The Parties wish to lay down in this Agreement the terms and conditions of the sale and purchase of the Playa Resorts Shares.

NOW HEREBY AGREE AS FOLLOWS:

Article 1 - DEFINITIONS

The following capitalised terms and expressions in this Agreement shall have the following meanings:

Agreement	this sale and purchase agreement.

Articles of Association	the Company’s articles of association.

Cash Consideration	an amount in cash equal to: (i) the outstanding balance as of the Closing Date of the Seller’s Syndicated Loan, plus (ii) eighty-seven and seven tenths percent (87.7%) of the Estimated Swap Breakage Fee, minus (iii) fifty-nine million five hundred thousand dollars (USD 59,500,000), minus (iv) the Estimated Working Capital Amount plus (v) any amounts under the Convertible Loan to the Seller that remain outstanding after the date of this Agreement (excluding any amounts owed thereunder to Barceló Corporación Empresarial, S.A.).

Closing Date	the date on which the notary executing the Deed, receives a confirmation from the Secured Party that it has received the Pay-Off Amount.

Convertible Loan	The convertible loan granted to the Seller and formalized pursuant to a public deed executed on 21 September 2009 before the Notary Public of Mallorca Mr. Ciriaco Corral García with the number 2,078 of his official records and amended under the public deed executed before the same notary public on 11 November 2009 with the number 4,010 of his official records.

Consideration Receivable	an amount in cash equal to four hundred ten million seven hundred thousand dollars (USD 410,700,000).

Current Assets	the following current assets of the applicable Playa Spain Entities: (i) cash and cash equivalents, including petty cash, cash in bank accounts, cash and time deposits and security deposits, (ii) inventories, net of any provision or impairment, (iii) trade receivables, net of any provisions or allowances for bad debt, (iv) intercompany receivables, including amounts due from Seller and any Playa Spain Entities, (v) related party receivables, including amounts due from Seller, any of the Playa Spain Entities, the Company or any subsidiaries of the Company, and (vi) prepaid expenses and other current assets, including prepaid expenses, advances to personnel, prepaid taxes (including income tax, withholdings and VAT amounts receivable) and advances to suppliers, in each case, calculated in accordance with the same methods, policies and practices as used in the preparation of the historical financial statements of the applicable Playa Spain Entity, provided, however, that notwithstanding the foregoing, “Current Assets” shall expressly exclude (1) amounts payable to Playa Manzana B.V. from Barceló Corporación Empresarial, S.A. pursuant to that certain agreement dated December 22, 2011 between Barceló Corporación Empresarial, S.A. and certain of its subsidiaries and Playa Manzana B.V. and certain of its subsidiaries, and (2) amounts due to any of Playa Brisa Punta Cana B.V., Playa Flamenco B.V. or Playa Ocean Bav B.V. from any of their Dominican Republic branches.

Current Liabilities	the following current liabilities of the applicable Playa Spain Entities: (i) trade and other payables, including trade payables, salary and wage payables, payroll taxes payable, accrued expenses payable, advances from clients and other taxes payable (including withholding and VAT amounts payable), (ii) intercompany payables, including amounts payable from Seller or any Playa Spain Entity, (iii) related party payables, including amounts due to Seller, any of the Playa Spain Entities, the Company or any subsidiaries of the Company, and (iv) income taxes payable, in each case, in accordance with the same methods, policies and practices as used in the preparation of the historical financial statements of the applicable company, provided, however, that, notwithstanding the foregoing, “Current Liabilities” shall expressly exclude the short-term portion of borrowings under Seller’s Syndicated Loan.

Deed of Pledge	the notarial deed of pledge of shares executed on the fourth day of August two thousand and ten, before a deputy of Cornelis Willem de Monchy, at that time civil law notary in Amsterdam, and made between amongst others Playa Spain as the pledgor, Banco Bilbao Vizcaya Argentaria, S.A. as the pledgee (the “Pledgee”) and the Company, as company, pursuant to which Playa Spain pledged the Playa Resort Shares in favour of the Pledgee.

Effective Time	means the receipt by the Secured Party of the Pay-Off Amount.

Estimated Swap Breakage Fee	the amount estimated by Purchaser to be payable upon termination of the Swap Agreement by and among Seller and Banco Bilbao Vizcaya Argentina, S.A., Banco Santander, S.A. and Crédit Agricole Corporate and Investment Bank, not to exceed fifty-four million seven hundred thirty two thousand dollars (USD 54,732,000).

Estimated Working Capital Amount	an amount equal to the aggregate Working Capital of each of the Playa Spain Entities, estimated on a good faith basis by the Parties as of 11:59 p.m. as of June 30, 2013.

Neutral Accounting Firm	any international accounting and auditing services firm of international repute in Spain, the Netherlands and the United States of America which: (a) is not then providing auditing, tax or other services to any of the Parties and/or any of their respective Affiliates, or (b) which, during the previous 12 months, did not provide audit, tax or other services to any of the Parties and/or any of their respective Affiliates that, in the aggregate (considering a Party and its respective Affiliates), resulted in fees in excess of twenty thousand (20,000) euros being charged to such Party and/or its Affiliates.

Parties	the parties to this Agreement.

Pay-Off Amount	means four hundred seventy million eight hundred thousand seven hundred and seventy-eight Dollars and sixty-two cents (USD 470,800,778.62).

Playa Netherlands Shares	fifty-one million three hundred thirty-seven thousand five hundred (51,337,500) ordinary shares minus two million (2,000,000) shares (being equal to the twenty thousand (20,000) shares issued at incorporation in the capital of the Purchaser having a nominal value of one dollar (USD 1.00) each) having a nominal value of one cent (USD 0.01) each and numbered 16,285,715 up to and including 65,623,214.

Playa Resorts Shares	six hundred sixty thousand nine hundred thirty-eight (660,938) ordinary shares in the capital of the Company, having a nominal value of twenty euro cents (EUR 0.20) each and numbered 1 up to and including 660,938.

Playa Spain Entities	each of Playa Portfolio Holdings B.V., Playa Manzana B.V. and each of the subsidiaries of Playa Portfolio Holdings B.V. and Playa Manzana B.V. as of the date hereof.

Purchase Price	the aggregate of the Cash Consideration and the Consideration Receivable

Right of Pledge	the right of pledge in respect of the Playa Resorts Shares created under the Deed of Pledge.

Secured Party	means Banco Bilbao Vizcaya Argentaria, S.A.

Seller’s Syndicated Loan	the indebtedness outstanding under the Amended and Restated Mercantile Credit Agreement in the amount of US$535,000,000 dated as of July 30, 2010 by and between Playa Hotels & Resorts S.L. and certain of its subsidiaries, Barcelo Corporación Empresarial S.A. and a syndicate of financial institutions.

Working Capital	the Current Assets minus the Current Liabilities of the applicable company as of a particular determination time.

Article 2 - SALE

Subject to the conditions laid down in this Agreement, the Seller hereby sells the Playa Resorts Shares to the Purchaser and the Purchaser hereby purchases the Playa Resorts Shares from the Seller.

Article 3 - PURCHASE PRICE AND METHOD OF PAYMENT

3.1	The Playa Resorts Shares are sold and purchased subject to the occurrence of the Effective Time in consideration for the Purchase Price. The Purchase Price shall be satisfied in accordance with Article 4.

3.2	The Parties acknowledge and agree that the Purchase Price has been calculated and paid based upon the Estimated Working Capital Amount. The Parties acknowledge and agree that (i) the sole purpose of the Estimated Working Capital Amount is as an adjustment in the determination of the amount of the Cash Consideration, and (ii) the Estimated Working Capital Amount shall have no presumptive effect for purposes of determining the Final Working Capital Amount, which shall be determined in accordance with Section 3.3 and Section 3.4, or any adjustment to the Purchase Price, which shall be determined in accordance with Section 3.5.

3.3	Within forty-five (45) days following the date hereof, the Purchaser shall prepare and deliver to the Seller a statement (the “Working Capital Statement”) of the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement (the “Proposed Final Working Capital Amount”). The statement setting forth the Proposed Final Working Capital Amount shall be prepared in accordance with the same methods, policies and practices as used in the preparation of the historical financial statements of the applicable companies, as well as in the preparation of the pro-forma statement attached hereto as Schedule 1 containing the calculation of the Estimated Working Capital Amount (the “Proforma Statement”). The Parties shall provide each other with reasonable access to any books, records, documents and workpapers related to each of them and their Affiliates and their respective operations prior to the date of this Agreement to the extent reasonably necessary or useful in connection with the preparation of the Working Capital Statement as well as for purposes of clause 3.4 below.

3.4	Disagreement and Resolution.

(a)	The Working Capital Statement and the Proposed Final Working Capital Amount set forth therein delivered by the Purchaser shall become final and binding upon the Parties unless the Seller disagrees with the determination of the Proposed Final Working Capital Amount as shown on the Working Capital Statement and notifies the Purchaser in writing of such disagreement (the “Notice of Disagreement”) within thirty (30) days after delivery of the Working Capital Statement, which notice shall (i) describe the nature of any such disagreement in reasonable detail, (ii) identify the specific items involved and the dollar amount of each such disagreement, and (iii) include the Seller’s calculation of the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement. After the end of such thirty (30) day period, neither the Purchaser nor the Seller may introduce additional disagreements with respect to any item in the Working Capital Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Parties and will be final and binding.

(b)

During the forty-five (45) days after delivery to the Purchaser of the Notice of Disagreement, the Purchaser and the Seller shall negotiate in good faith to resolve, on a timely basis, any disagreements properly identified in the Notice of Disagreement or properly identified by the Purchaser. Any resolution of disagreements included in the Notice of Disagreement or raised by the Purchaser that is agreed upon in writing by the Purchaser and the Seller shall be final, binding and conclusive as to the Parties. If the Purchaser and the Seller are unable to resolve all disagreements properly identified by the Seller in the Notice of Disagreement or properly identified by the Purchaser pursuant to Section 3.4(a) within forty-five (45) days after delivery to the Purchaser of the Notice of Disagreement, then such disagreements shall be submitted for final and binding resolution to an “Accounting Arbitrator” to resolve such disagreements. The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of the Purchaser and the Seller within 10 days following the expiration of such 45-day period. In the event that the parties are unable to reach agreement with respect to the designation of the Accounting Arbitrator within such 10-day period, the Accounting Arbitrator shall be designated by ballot before a Dutch Notary Public from the following audit firms that qualify as Neutral Accounting Firms: Deloitte, KPMG, PriceWaterhouseCoopers and Emst&Young. Each Party shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other Party) within ten (10) days of the appointment of the Accounting Arbitrator. Within ten (10) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other Party). Each Party may make an oral presentation to the Accounting Arbitrator (in which case, such presenting Party shall notify the other Party of such presentation, and the other Party shall have the right to be present at such presentation, within twenty (20) days of the appointment of the Accounting Arbitrator. The Accounting Arbitrator, acting in its capacity as an expert and not as an arbitrator: (i) shall only consider (and make its determination based only upon) the briefs and oral presentations of the Parties and those amounts as to which the Purchaser and the Seller have disagreed and that are specifically set forth as a disputed item in the Notice of Disagreement delivered pursuant to Section 3.4(a) or properly identified by the Purchaser (other than those items thereafter resolved by mutual written agreement of the Purchaser and the Seller), and shall not conduct any independent review, in determining those items and amounts disputed by the Parties; (ii) shall select either the position of the Purchaser or the Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed; and (iii) shall resolve each matter and be bound by the express terms, provisions, conditions and covenants set forth in this Agreement. The Accounting Arbitrator shall deliver to the Purchaser and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding and not subject to appeal or further adjudication in a court or otherwise in the absence of manifest computational error. The fees, expenses and costs of the Accounting Arbitrator shall be borne by the Purchaser, on the hand, and the Seller, on the other hand, in such amount(s) as shall be determined by the Accounting Arbitrator based on the proportion that the aggregate amount of disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by the Purchaser, on the one hand, or the Seller, on the other hand, as determined by the Accounting Arbitrator, bears to the total amount of such disputed items so referred to the Accounting Arbitrator for resolution.

(c)	As finally determined in accordance with this Section 3.4, the actual aggregate Working Capital of the Playa Spain Entities as of 11:59 p.m. on the date immediately preceding the date of this Agreement shall be referred to as the “Final Working Capital Amount”.

3.5	Purchase Price Adjustment.

(a)	If the Final Working Capital Amount is less than the Estimated Working Capital Amount, then the Purchaser shall pay to the Seller an amount equal to such difference in accordance with the payment provisions set forth in Section 3.5(c).

(b)	If the Final Working Capital Amount is more than the Estimated Working Capital Amount, then the Seller shall pay to the Purchaser an amount equal to such excess in accordance with the payment provisions set forth in Section 3.5(c).

(c)	Any amounts required to be paid under Section 3.5(a) (to the extent applicable) or 3.5(b) shall be paid within three (3) business days after the determination of the Final Working Capital Amount by wire transfer of immediately available funds to the account(s) designated in writing by the receiving Party.

Any payment made under this Clause 3.5 is deemed an adjustment to the Purchase Price.

Article 4 - CLOSING ACTIONS

4.1	The Purchaser shall on the Closing Date, subject to the occurrence of the Effective Time:

(a)	satisfy its obligation to satisfy the Cash Consideration (without giving effect to the deduction of the Estimated Working Capital Amount) by paying the Cash Consideration (without giving effect to the deduction of the Estimated Working Capital Amount) to an account designated by the Seller; and

(b)	satisfy its obligation to satisfy the Consideration Receivable by issuing the Playa Netherlands Shares to the Seller, which issue the Seller shall accept and setting off the issue price for the Playa Netherlands Shares against the Consideration Receivable in accordance with the notarial deed of transfer and issue (the “Deed”) as included in Schedule 2 to this Agreement.

4.2	The Seller shall on the Closing Date pay the Estimated Working Capital Amount to an account designated by the Purchaser.

4.3	The Seller shall on the Closing Date, subject to (i) the occurrence of the Effective Time and (ii) the notary executing the Deed, receiving a confirmation from the Secured Party that it has received the Pay-Off Amount, transfer to the Purchaser and the Purchaser shall accept the Playa Resorts Shares in accordance with the Deed. Upon receipt of the Pay-Off Amount by the Secured Party the Right of Pledge is released (opgezegd).

Article 5 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

(a)	it has the full power and authority to sell and transfer the Playa Resorts Shares;

(b)	there are no outstanding options or other rights entitling the holder thereof to the transfer of any Playa Resorts Shares;

(c)	none of the Playa Resorts Shares is subject to a right of usufruct or any other limited right (beperkt recht), save for the Right of Pledge, and no such right can be demanded by any party;

(d)	as of the closing, none of the Playa Resorts Shares is subject to an attachment (beslag);

(e)	the Playa Resorts Shares are validly issued;

(f)	the execution and delivery of this Agreement by the Company, the performance by it of its hereunder and the consummation of the transactions contemplated hereby will not (i) require any consent of or other action by any person under, conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (A) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Company, its subsidiaries or any of their respective properties or assets is subject; (B) any agreement, contract, lease, license, order or commitment to which the Company or any of its subsidiaries is a party or to which any of them is subject or by which any of its properties is bound, and that would impair the ability of the Company to execute, deliver or perform its obligations under this Agreement; (C) the articles of association of the Company; or (D) applicable law or (ii) result in the creation or imposition of any lien on any assets of the Company or any of its subsidiaries, except in the case of each of (i)(A), (B) and (D) and (ii) as would not reasonably be expected to have a material adverse effect;

(g)	no depositary receipts (certificaten) have been issued for any Playa Resorts Shares;

(h)	the Purchaser shall acquire the Company’s entire issued capital pursuant to this Agreement;

(i)	there are no outstanding rights to the issue of shares in the Company’s capital and no rights have been granted to subscribe for shares in the Company’s capital that have not yet been exercised;

(j)	no resolution has been adopted to dissolve the Company and there are no other grounds for the Company’s dissolution; and

(k)	no resolution has been adopted to enter into a merger or a demerger to which the Company is a party.

Article 6 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

(a)	no resolution has been adopted to dissolve the Purchaser and there are no other grounds for the Purchaser’s dissolution; and

(b)	no resolution has been adopted to enter into a merger or a demerger to which the Purchaser is a party.

Article 7 - NO RESCISSION

The Parties hereby waive their right to demand the rescission of the Agreement.

Article 8 - COSTS

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation and signing of this Agreement.

Article 9 - INTELLECTUAL PROPERTY RIGHTS

Upon the execution of the Deed, the “Playa” name and all right, title and interest in all associated intellectual property rights with respect thereto shall be exclusively owned by the Purchaser. Subject to the time periods in the following sentence, from and after the date hereof, the Seller shall not, and shall cause its affiliates not to, use any trademark, logo, trade name or other intellectual property rights associated with the name “Playa”, or any trademarks, logos or trade names that are confusingly similar thereto or that are a translation or transliteration thereof. The Seller shall, as soon as reasonably practicable (but, in any event within thirty (30) days after the date of this Agreement with respect to the name of the Seller and within one hundred and twenty (120) days with respect to the name of any subsidiaries of the Seller) take any and all actions as reasonably necessary, including making filings with appropriate governmental authorities, to change its name and the names of its subsidiaries and affiliates in such a manner that the “Playa” name and any logo’s associated therewith will no longer be used by the Seller or any of such subsidiaries or affiliates and will cease using the name or any abbreviation thereof or any combination including such name or logos as of the date hereof. The Seller shall cooperate with the Purchaser or its applicable affiliates to file all assignment documents and all requisite other documents required to transfer all right, title and interest in and to the “Playa” name to Purchaser with the appropriate governmental authorities.

Without limiting the foregoing provisions, as soon as reasonably practicable following the date hereof, but not later than ninety (90) days after the date hereof, the Seller shall destroy, remove, cause to be removed, or change signage, stationary and related promotional materials to cease use of the “Playa” name. The Seller acknowledges and agrees that to the extent it uses any trademark, logo or trade name associated with the “Playa” name following the date hereof, the Purchaser shall retain exclusive ownership rights in such trademarks, logos or trade names, as the case may be, and all such uses shall inure to the benefit of the Purchaser.

Article 10 - GOVERNING LAW AND JURISDICTION

This Agreement is governed by and should be construed in accordance with Dutch law. The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut), (the “NAI”) then in force. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide the controversy in accordance with the rules of Dutch law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The arbitration panel may only award damages as provided for under the terms of this Agreement, it being understood that the word damages in this Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The Parties are obligated to voluntarily fulfill the arbitration award as soon as it becomes final. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six (6) month period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

Article 11 - INDEMNIFICATION

11.1	From and after the closing of the transactions contemplated by this Agreement and subject to the provisions set forth in Section 11.3 hereof, Seller shall indemnify, defend and hold harmless Purchaser, its affiliates, and their respective directors, officers, employees, agents, successors, permitted assigns and other representatives (each, a “Purchaser Indemnified Party”) from and against, and shall hold them harmless from:

(a)

any losses, liabilities, damages, deficiencies, fines, sanctions, penalties, costs, expenses (including interest, penalties and reasonable costs, fees and expenses of attorneys, accountants and other representatives) (collectively, “Losses”) sustained or incurred by any such Purchaser Indemnified Party arising out of, relating to, caused by or resulting from any business or operations of Seller or any subsidiaries of Seller (other than the Company and all subsidiaries of the Company) (and expressly including any facilities, any debt issuances and any share or asset sale and purchases which have been entered into, performed, executed or completed by the Seller or any subsidiaries of the Seller on the date of this Agreement), in each case whether presently in existence or arising after the date of this Agreement and whether related to periods prior to, on or after the date of this Agreement. For the avoidance of doubt, and except as otherwise set forth in paragraph (b) below, Seller shall not be required to indemnify the Purchaser Indemnified Parties for any Losses arising out of, relating to, caused by or resulting from third party claims brought against any Purchaser Indemnified Party with respect to the operations of Purchaser, the Company or their respective subsidiaries, in each case whether such claims relate to matters arising before or after the date of this Agreement, including at the time the Company and all subsidiaries of the Company were owned directly or indirectly by Seller.

(b)	23.2% (the “Seller Pro-Rata Share”) of any taxes payable by Purchaser and/or its subsidiaries (including the Company and its subsidiaries) in any jurisdiction, arising out of, relating to, caused by or resulting from the transactions contemplated herein (the “Purchaser Taxes”); provided that the Seller shall be liable to the Purchaser under this Clause 11.1.(b) only as follows:

(A) during the first year following the date of this agreement, the Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its subsidiaries during such period exceeds US$5,000,000 (the “Tax Indemnity Threshold”), and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of such Purchaser Taxes.

(B) between the first and second anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold was not exceeded during the first year following the date of this Agreement, the Tax Indemnity Threshold shall be raised to the amount of US$10,000,000 (the “Second Tax Indemnity Threshold”), so that Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its affiliates during the first two years following the date of this Agreement exceeds such amount, and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of all such Purchaser Taxes.

(C) between the second and third anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold or the Second Tax Indemnity Threshold were not previously exceeded as applicable, the Tax Indemnity threshold shall be raised to the amount of US$15,000,000 (the “Third Tax Indemnity Threshold”), so that Seller shall not be liable for the Seller Pro-Rata Share of the Purchaser Taxes unless and until the aggregate amount of the Purchaser Taxes imposed on, assessed or levied to the Purchaser and/or its subsidiaries during the first three years following the date of this Agreement exceeds such amount, and then Seller shall be liable for the full amount of the Seller Pro-Rata Share of such Purchaser Taxes.

(D) Seller shall not be liable for any Purchaser Taxes that are imposed on, assessed or levied after the third anniversary of the date of this Agreement (the “Tax Indemnity End Date”), irrespective of whether such taxes relate to periods prior to the Tax Indemnity End Date.

(E) For the avoidance of doubt, once the Tax Indemnity Threshold, the Second Tax Indemnity Threshold or the Third Indemnity Threshold is exceeded during the applicable period, the Seller shall be liable for the Seller Pro-Rata Share of all Purchaser Taxes imposed on, assessed or levied through the Tax Indemnity End Date.

11.2	From and after the closing of the transactions contemplated by this Agreement and subject to the provisions set forth in Section 11.3 hereof, Purchaser shall indemnify, defend and hold harmless Seller, its affiliates, and their respective directors, officers, employees, agents, successors, permitted assigns and other representatives (each, a “Seller Indemnified Party”) from and against, and shall hold them harmless from:

(a)	any Losses sustained or incurred by any such Seller Indemnified Party arising out of, relating to, caused by or resulting from any business or operations of Purchaser or any subsidiaries of Purchaser (including the Company and all subsidiaries of the Company) (and expressly including any facilities, any debt issuances and any share or asset sale and purchases which have been entered into, performed, executed or completed by the Purchaser or any subsidiaries of the Purchaser including the Company and all subsidiaries of the Company on the date of this Agreement), in each case whether presently in existence or arising after the date of this Agreement and whether related to periods prior to, on or after the date of this Agreement. For the avoidance of doubt, and except as otherwise set forth in paragraph (b), Purchaser shall not be required to indemnify the Seller Indemnified Parties for any Losses arising out of, relating to, caused by or resulting from third party claims brought against any Seller Indemnified Party with respect to the operations of Seller or its subsidiaries (other than the Company and all subsidiaries of the Company), in each case whether such claims relate to matters arising before or after the date of this Agreement.

(b)	76.8% (the “Purchaser Pro-Rata Share”) of any taxes payable by the Seller and/or the Playa Spain Entities in any jurisdiction, arising out of, relating to, caused by or resulting from the transactions contemplated herein (the “Seller Taxes”); provided that the Purchaser shall be liable to the Seller under this Clause 11.1.(b) only as follows:

(A) during the first year following the date of this agreement, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or the Playa Spain entities during such period exceeds the Tax Indemnity Threshold, and then the Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of such Seller Taxes.

(B) between the first and second anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold was not exceeded during the first year following the date of this Agreement, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or its affiliates during the first two years following the date of this Agreement exceeds the Second Tax Indemnity Threshold, and then Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of all such Seller Taxes.

(C) between the second and third anniversary of the date of this Agreement, and provided that the Tax Indemnity Threshold or the Second Tax Indemnity Threshold were not previously exceeded as applicable, the Purchaser shall not be liable for the Purchaser Pro-Rata Share of the Seller Taxes only unless and until the aggregate amount of the Seller Taxes imposed on, assessed or levied to the Seller and/or its subsidiaries during the first three years following the date of this Agreement exceeds such amount, and then the Purchaser shall be liable for the full amount of the Purchaser Pro-Rata Share of such Seller Taxes.

(D) the Purchaser shall not be liable for any Seller Taxes that are imposed on, assessed or levied after the Tax Indemnity End Date, irrespective of whether such taxes relate to periods prior to the Tax Indemnity End Date.

(E) For the avoidance of doubt, once the Tax Indemnity Threshold, the Second Tax Indemnity Threshold or the Third Indemnity Threshold is exceeded, the Purchaser shall be liable for the Purchaser Pro-Rata Share of all Seller Taxes imposed on, assessed or levied through the Tax Indemnity End Date.

11.3	An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 11.2 or 11.3, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 11.2 or 11.3. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; provided, however, that the indemnifying party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party; and provided further, that, if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.

Article 12- SPECIFIC PERFORMANCE

12.1	The Purchaser will be entitled to specific performance and injunctive relief as remedies for any non-performance of the Seller of any of its obligations under clauses 2, 3 and 4 of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a non-performance of such clauses of this Agreement by the Seller but shall be in addition to all other rights and remedies available.

Article 13- THIRD PARTY STIPULATION

13.1	The provisions set forth in clauses 2, 3, 4 and 12.1 of this Agreement for the benefit of the Purchaser shall also be for the express benefit of HI Holdings Playa B.V. by means of an irrevocable third party stipulation (“derdenbeding”) without consideration, as referred to in article 6:253 of the Dutch Civil Code.

(signature page follows)

This Agreement may be signed in counterparts which together shall constitute one and the same agreement.

For and on behalf of

Playa Hotels & Resorts, S.L.

/s/ B.D. Wardinski
name:	B.D. Wardinski
title:	Consejero Delegado
date:

For and on behalf of		For and on behalf of
Playa Hotels & Resorts B.V.		Playa Hotels & Resorts B.V.

/s/ B.D. Wardinski		/s/ J.E. Hardeveld
name:	B.D. Wardinski	name:	J.E. Hardeveld
title:	Managing Director	title:	Managing Director
date:		date:

For and on behalf of		For and on behalf of
Playa Resorts Holding B.V.		Playa Resorts Holding B.V.

/s/ B.D. Wardinski		/s/ J.E. Hardeveld
name:	B.D. Wardinski	name:	J.E. Hardeveld
title:	Managing Director A	title:	Managing Director B
date:		date:

SCHEDULE 1 - Proforma Statement

SCHEDULE 2 - Deed of Issuance